CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated December 13, 2013, relating to the financial statements and financial highlights which appears in the October 31, 2013 Annual Report to Shareholders of the T. Rowe Price Summit GNMA Fund (one of the funds comprising T. Rowe Price Summit Funds, Inc.) and our report dated July 16, 2013, relating to the financial statements and financial highlights which appears in the May 31, 2013 Annual Report to Shareholders of the T. Rowe Price GNMA Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Financial Statements of the Acquired Fund and the Acquiring Fund” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
January 3, 2014